Exhibit 99.2

Press Release For Immediate Release	Contact: Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. to Meet With Investors at

FIG Partners’ 7th Annual West Coast CEO Forum in Los Angeles

Ontario, CA, February 2, 2016 – Christopher D. Myers, President and Chief Executive Officer of CVB Financial Corp., will be part of the Leaders Bank Panel and hosting one-on-one meetings with investors at FIG Partners’ 7th Annual West Coast CEO Forum on Thursday, February 4, 2016. Richard C. Thomas, Chief Financial Officer of CVB Financial Corp., will join Mr. Myers and attend the investor meetings. The event will take place at the Millennium Biltmore Hotel in Los Angeles, CA from February 3 to February 4, 2016.

Mr. Myers’ investor presentation is available on CVB Financial Corp.’s website at www.cbbank.com under the “Investors” tab.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $7.7 billion. CVBF recently earned the ranking of “Best Bank in America” according to Forbes’ America’s Best Banks 2016. Citizens Business Bank serves 44 cities with 40 Business Financial Centers, eight Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.